Kronos Enters Into Funding Agreement for Up to $18 Million in New Funding With An Initial Advance of $4.2 Million


Tuesday June 19, 5:32 pm ET

         BELMONT, Mass., June 19, 2007 (PRIME NEWSWIRE) -- Kronos Advanced Technologies, Inc. (OTC BB:KNOS.OB - News) announced today that it has entered into a Funding Agreement with a group of lenders providing for a loan, at the discretion of the lenders, in the aggregate amount of up to $18,159,000. At the initial closing, the Company received an initial advance of $4,259,000. After payment in full of the amounts due under an outstanding convertible debenture issued to Cornell Capital Partners and settlement agreement obligation to HoMedics and the expenses of the transaction, the remainder, estimated at approximately $1.1 million, will be used for working capital purposes.

         The new lenders are: (i) AirWorks Funding LLLP, a newly-formed limited partnership of which Compass Partners, L.L.C., a company controlled by Richard
E. Perlman, serves as general partner. Mr. Perlman currently serves as Chairman of the Board of TurboChef Technologies, Inc., and from August 2000 until its sale in October 2003, served as Chairman of the Board of PracticeWorks, Inc.;
(ii) Critical Capital Growth Fund, L.P. and various Sands Brothers Venture Funds, and (iii) RS Properties I LLC, a New York-based private investment company.

         "We welcome the investment from our new financial partners, AirWorks Funding LLLP, RS Properties, Sands Brothers Venture Capital Funds, and Critical Capital Growth Fund, L.P., and recognize it as a strong vote of confidence in Kronos and its proprietary technologies," stated Daniel Dwight president and Chief Executive Officer of Kronos. "This funding will help us begin shifting our business model from licensing and development to product development and manufacturing. We believe that this funding will potentially enable the Company to successfully conclude negotiations with new customers that are targeting the residential marketplace. Certain of these prospective customers have been seeking Kronos' development and manufacturing of finished air purification products on their behalf, but have been concerned with Kronos' financial position."

         The loan is secured by all of the Company's assets and is convertible into shares of the Company's common stock at a conversion price of $0.0028 per share, subject to adjustment under certain circumstances. Future installments under the Funding Agreement, up to $13.9 million, may be advanced at the discretion of the lenders, even if not requested by the Company. Under the Funding Agreement and related notes, the Company pays interest at the rate of 12% per annum. Of the total amount of the initial advance, interest is paid monthly starting July 1, 2007 on $859,000, which principal amount is due and payable December 31, 2007. Such amount may be converted into Kronos common stock at the option of the holder at the $0.0028 conversion price only if not paid in full by December 31, 2007. With respect to all other loan amounts, interest is paid quarterly starting January 1, 2008 and outstanding principal is due and payable June 19, 2010, unless earlier converted at the option of the lenders. Assuming payment when due of the $859,000, that the maximum loan amount is advanced under the Funding Agreement and related notes and that the lenders convert the entire amount of the loan into Kronos common stock at the noted conversion price, the lenders would own approximately 93.3% of the Company's total equity on a fully diluted, as converted basis.

         Kronos' Board of Directors engaged an investment banking firm prior to the closing to render an opinion as to whether the transaction was fair to Kronos' stockholders. On June 18, 2007, such investment banking firm delivered its opinion to Kronos' Board of Directors to the effect that, as of that date and subject to the qualifications set forth in its opinion, the transaction was fair to Kronos' stockholders from a financial point of view.

         In connection with the transaction, Kronos' Board of Directors approved a new employee stock incentive plan with up to 100 million shares, options for 61 million of which were issued to certain executive officers and employees as of the closing of the Funding Agreement transaction.

         Also in connection with the Funding Agreement, several Kronos option and warrant holders delivered standstill agreements pursuant to which such holders agreed not to exercise their options or warrants before December 31, 2007. Several stockholders also entered into Voting Agreements with the lenders pursuant to which they agreed to vote, if and when proposed to shareholders, in favor of: a slate of directors of the Company's board of directors as proposed by AirWorks; adjusting the size of the Company's board of directors such that upon the election of the slate of directors proposed by AirWorks, such directors hold a majority of the seats on the Company's board of directors; approving an amendment to the Company's articles of incorporation to increase the Company's authorized common stock to a number of shares necessary to allow the lenders to convert the entire amount of the financing into shares of common stock of the Company as provided in the Notes and the Funding Agreement; reincorporating the Company in Delaware; a reverse stock split proposed by AirWorks or the Company's board of directors; and against any action or transaction that may reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the consummation of any of the foregoing. Such standstill and voting agreements, combined with the conversion into Kronos common stock of a sufficient amount of the initial advance under the Funding Agreement, would give the lenders voting control of the Company.

         The Funding Agreement also gives the lenders the right to designate a majority of the members of the Company's Board of Directors. Such right has not yet been exercised. The Funding Agreement also contains usual and customary representations and warranties and covenants that prohibit the Company from undertaking certain actions without the consent of AirWorks Funding LLLP.


About Kronos Advanced Technologies, Inc.

         Through its wholly owned subsidiary, Kronos Air Technologies, Inc., Kronos Advanced Technologies has developed a new, proprietary air movement and purification system that utilizes state-of-the-art high voltage electronics and electrodes to silently move and clean air without any moving parts and with high energy efficiency. Kronos is actively commercializing its technology for standalone and embedded products across multiple residential, commercial, industrial and military markets. Kronos' technology is versatile, energy and cost efficient and exhibits multiple design attributes, creating a broad range of applications in large markets. The Company's business strategy includes a combination of building internal capabilities, establishing strategic alliances and structuring licensing arrangements. Kronos Advanced Technologies is headquartered in Belmont, MA. More information about Kronos Advanced Technologies is available at http://www.kronosati.com/.

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Forward-Looking Statements

         With the exception of historical information contained in this press release, this press release includes forward-looking statements and comments. Such statements are necessarily subject to risks and uncertainties, some of which are significant in scope and nature beyond the Company's control. Forward-looking statements, by their nature, involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance. Other risks are summarized under the caption "Certain Business Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2006 as filed with the Securities and Exchange Commission.

Contact:
Kronos Advanced Technologies, Inc.
Richard F. Tusing, Chief Operating Officer
617-364-5089